EXHIBIT 99.1

VALUECLICK TO ACQUIRE COMMISSION JUNCTION

Acquisition Would Form Industry’s Leading Affiliate Marketing Solutions Provider

Westlake Village, CA – October 10, 2003 – ValueClick, Inc. (Nasdaq: VCLK), the single-source provider of media, technology and services that enable advertisers, agencies and publishers to reach consumers in all major online marketing channels, today announced that it has signed a definitive agreement to acquire Commission Junction, a privately-held affiliate marketing technology and services company located in Santa Barbara, California.

Today’s announcement significantly enhances ValueClick’s current position in this channel through its Be Free subsidiary, which powers the affiliate marketing programs of more than 200 online and multi-channel retailers, including Best Buy, CitiFinancial, Staples, and Travelocity. ValueClick intends to combine Commission Junction with Be Free, and expects to benefit from Commission Junction’s strength in broad-ranging affiliate solutions, including the sophisticated functionality of CJ Vantage, which serves clients such as MSN, eBay, Overture, and Quicken Loans. Additionally, Commission Junction will further strengthen ValueClick’s international affiliate marketing presence, with clients that include Expedia, Marbles and Marks and Spencer.

In affiliate marketing, a customized network of affiliate partner sites is developed by or for a merchant in order to generate incremental sales and leads, based on a pay-per-lead and/or revenue-sharing model. Affiliate marketing has been identified by the National Retail Federation’s Shop.org as one of the most effective methods of enabling online retail commerce, a $95 billion industry that is expected to grow to approximately $230 billion by 2008. (Source: Forrester Research, August 2003).

Under the terms of the agreement, ValueClick will acquire all outstanding equity interest in Commission Junction for an aggregate purchase price of approximately $58 million in cash, ValueClick common stock and options to purchase ValueClick common stock. The transaction has been approved by the Boards of Directors of each company and is expected to close in November 2003, subject to customary closing conditions and regulatory approvals.

“The acquisition of Commission Junction would double the size of our affiliate marketing division, and is the latest example of ValueClick’s ability to execute on our strategy of being a single-source provider of technology, media and services for digital marketers,” said James Zarley, chief executive officer and chairman of ValueClick. “Commission Junction is a profitable and growing company that will provide synergies in products, services and expertise to enable ValueClick to take even greater advantage of the expected growth of online commerce. We are excited to welcome Commission Junction to the ValueClick family.”

“Joining Commission Junction with ValueClick would create a clear leader in affiliate and pay-for-performance marketing,” said Jeff Pullen, president and chief executive officer of Commission Junction. “The strength of Commission Junction’s network and our wide-reaching client base of publishers and advertisers will benefit from ValueClick’s diverse, integrated offerings and financial strength. We believe that ValueClick will gain from the best practices that we have developed and refined throughout our history. We look forward to becoming a part of the ValueClick team.”

About ValueClick

ValueClick, Inc. (Nasdaq: VCLK) is the single-source provider of media, technology and related services that enable advertisers, agencies and publishers to reach consumers in all major online marketing channels, through our four business units:

•      ValueClick Media (www.valueclick.com) provides a wide range of online marketing solutions – including Web Marketing, Email Marketing and Search Marketing – to create awareness, build brands, deliver targeted visitors, generate leads, drive sales, and grow customer relationships.

•      Be Free (www.befree.com) provides measurable, ROI-focused technology and services to help marketers increase online leads and sales, utilizing Affiliate Marketing, Search Marketing, and Automated Merchandising.

•      Mediaplex (www.mediaplex.com) provides technology and services that help advertisers, agencies and website publishers manage their online advertising and permission-based email campaigns.

•      AdWare (www.adware.com) provides software and services that help advertising agencies and other companies operate their businesses more efficiently, through effective agency management, media management, and content management.

For more information, please visit www.valueclick.com.

About Commission Junction

Commission Junction delivers advanced performance-based online marketing solutions that facilitate strategic relationships between advertisers and publishers, driving accountable results for each client. By publishing performance metrics on advertisers, publishers, and ads within its network and leveraging its own expertise in online marketing through service, education and promotion, Commission Junction creates an open marketplace of low risk and high reward for its clients. The company serves billions of impressions monthly, ranking it among the largest ad networks in the world. Clients include leading online marketers eBay, MSN®, and USA TODAY. Commission Junction is headquartered in Santa Barbara, Calif., with offices in San Francisco, New York and London. For additional information, visit www.cj.com.

This release contains forward-looking statements that involve risks and uncertainties, including trends in online advertising spending and estimates of future online performance-based advertising. Actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including its Annual Report on Form 10-K filed on March 28, 2003, recent quarterly reports on Form 10-Q and current reports on Form 8-K. Other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include the risk that market demand for online advertising, and performance-based online advertising in particular, will not grow as rapidly as predicted. ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.